Exhibit 99.1

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	February 25, 2026
Contact: Nelli Madden
732-577-9997

UMH PROPERTIES, INC. REPORTS RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2025

FREEHOLD, NJ, February 25, 2026…..... UMH Properties, Inc. (NYSE:UMH) (TASE:UMH) reported Total Income of $261.8 million for the year ended December 31, 2025 as compared to $240.6 million for the year ended December 31, 2024, representing an increase of 9%. Total Income for the quarter ended December 31, 2025 was $67.0 million as compared to $61.9 million for the quarter ended December 31, 2024, representing an increase of 8%. Net Income Attributable to Common Shareholders amounted to $6.0 million or $0.07 per diluted share for the year ended December 31, 2025 as compared to $2.5 million or $0.03 per diluted share for the year ended December 31, 2024. Net Income (Loss) Attributable to Common Shareholders amounted to a loss of $506,000 or $0.01 per diluted share for the quarter ended December 31, 2025 as compared to net income of $28,000 or $0.00 per diluted share for the quarter ended December 31, 2024.

Funds from Operations Attributable to Common Shareholders (“FFO”) was $76.0 million or $0.90 per diluted share for the year ended December 31, 2025 as compared to $66.3 million or $0.88 per diluted share for the year ended December 31, 2024. FFO was $19.3 million or $0.23 per diluted share for the quarter ended December 31, 2025 as compared to $18.4 million or $0.23 per diluted share for the quarter ended December 31, 2024. Normalized Funds from Operations Attributable to Common Shareholders (“Normalized FFO”), was $80.1 million or $0.95 per diluted share for the year ended December 31, 2025, as compared to $69.5 million or $0.93 per diluted share for the year ended December 31, 2024. Normalized FFO was $20.5 million or $0.24 per diluted share for the quarter ended December 31, 2025, as compared to $19.2 million or $0.24 per diluted share for the quarter ended December 31, 2024.

A summary of significant financial information for the three months and year ended December 31, 2025 and 2024 is as follows (in thousands except per share amounts):

	For the Three Months Ended
	December 31,
	2025	2024

Total Income	$66,968	$61,873
Total Expenses	$54,175	$51,466
Net Income (Loss) Attributable to Common Shareholders	$(506)	$28
Net Income (Loss) Attributable to Common Shareholders per Diluted Common Share	$(0.01)	$0.00
FFO (1)	$19,349	$18,369
FFO (1) per Diluted Common Share	$0.23	$0.23
Normalized FFO (1)	$20,513	$19,203
Normalized FFO (1) per Diluted Common Share	$0.24	$0.24
Basic Weighted Average Shares Outstanding	85,060	80,112
Diluted Weighted Average Shares Outstanding	85,416	81,235

	For the Year Ended
	December 31,
	2025	2024

Total Income	$261,714	$240,552
Total Expenses	$213,942	$198,092
Net Income Attributable to Common Shareholders	$5,966	$2,472
Net Income Attributable to Common Shareholders per Diluted Common Share	$0.07	$0.03
FFO (1)	$75,967	$66,259
FFO (1) per Diluted Common Share	$0.90	$0.88
Normalized FFO (1)	$80,098	$69,489
Normalized FFO (1) per Diluted Common Share	$0.95	$0.93
Basic Weighted Average Shares Outstanding	84,067	74,114
Diluted Weighted Average Shares Outstanding	84,694	74,912

A summary of significant balance sheet information as of December 31, 2025 and 2024 is as follows (in thousands):

	December 31, 2025	December 31, 2024

Gross Real Estate Investments	$1,869,390	$1,669,114
Marketable Securities at Fair Value	$23,758	$31,883
Total Assets	$1,699,036	$1,563,728
Mortgages Payable, net	$556,129	$485,540
Loans Payable, net	$27,696	$28,279
Series A Bond Payable, net	$101,751	$100,903
Series B Bond Payable, net	$75,651	$-0-
Total Shareholders’ Equity	$907,196	$915,909

Samuel A. Landy, President and CEO, commented on the 2025 results.

“During 2025, UMH made substantial progress on multiple fronts – generating solid operating results, achieving strong growth and improving our financial position. We have:

●	Increased Rental and Related Income by 10%;
●	Increased Community Net Operating Income (“NOI”) by 9%;
●	Increased Normalized Funds from Operations (“Normalized FFO”) by 15%;
●	Increased Normalized FFO per diluted share by 2% from $0.93 per diluted share in 2024 to $0.95 per diluted share in 2025;
●	Increased Same Property NOI by 9%;
●	Increased Same Property Occupancy by 80 basis points from 87.5% to 88.3%;
●	Improved our Same Property expense ratio from 39.7% at yearend 2024 to 39.3% at yearend 2025;
●	Acquired five communities containing 587 homesites for a total cost of approximately $41.8 million;
●	Increased Sales of Manufactured Homes by 4%;
●	In May 2025, completed the addition of ten communities to our Fannie Mae credit facility through Wells Fargo Bank, N.A., for total proceeds of approximately $101.4 million. The interest only loan for these ten communities is at a fixed rate of 5.855% with a 10-year term;
●	In November 2025, completed the addition of another seven communities to our Fannie Mae credit facility through Wells Fargo Bank, N.A., for total proceeds of approximately $91.8 million. The interest only loan for these seven communities is at a fixed rate of 5.46% with a 9-year term;
●	Issued approximately $80.2 million aggregate principal amount of 5.85% Series B Bonds due 2030 in an offering to investors in Israel;
●	Amended our $35 million revolving line of credit with OceanFirst Bank to extend the maturity date to June 1, 2027;

●	Raised our quarterly common stock dividend by $0.01 representing a 4.7% increase to $0.225 per share or $0.90 annualized, representing our fifth consecutive common stock dividend increase within the last five years, resulting in a total increase of $0.18 or 25% over this period;
●	Issued and sold approximately 2.6 million shares of Common Stock through our At-the-Market Sale Program at a weighted average price of $17.59 per share, generating gross proceeds of $45.1 million and net proceeds of $44.1 million, after offering expenses;
●	Issued and sold approximately 93,000 shares of Series D Preferred Stock through our At-the-Market Sale Programs at a weighted average price of $22.93 per share, generating gross proceeds of $2.1 million and net proceeds of $2.0 million, after offering expenses; and
●	Subsequent to year end, issued and sold approximately 66,000 shares of Series D Preferred Stock through our At-the-Market Sale Program at a weighted average price of $22.51 per share, generating gross proceeds and net proceeds, after offering expenses, of $1.5 million.”

“UMH delivered another solid year of operating results, earnings growth, increased property values and laid the foundation for future growth. Normalized FFO for the year was $0.95 as compared to $0.93 last year. The year was highlighted by a 9% increase in total income to $262 million, same property NOI growth of 9%, a new sales record of $36.4 million, including our sales from Honey Ridge, with record sales profitability of $4.4 million, the acquisition of five communities for $41.8 million and the documented increase in property values through our refinancings. We accomplished all of this while raising capital through our refinancings and our Israeli bond issuance. This capital will allow us to continue to invest in rental homes, expansions and capital improvements driving future growth.”

“Our long-term business plan results in the increased value of our communities as documented by appraisals conducted through our 2025 refinancings. During the year, we refinanced 17 communities for total proceeds of $193.2 million. Our total investment in these communities was approximately $140 million, or $37,000 per site. These communities were valued at approximately $309 million, or $82,000 per site, generating an increase in value of $169 million, representing an increase of 121% in value. In addition to the proceeds from our refinancings, we also raised $80.2 million through the issuance of our 5.85% Series B Israeli Bonds which are due in 2030. This capital was used to repay existing debt, invest in our rental home program, complete capital improvements, acquire new communities and buy back 320,000 shares of our common stock.”

“During the year, we were active on the acquisition front, completing the acquisition of 5 communities containing 587 sites for a total purchase price of $41.8 million. These communities had a 78% occupancy rate at the time of acquisition. We are well positioned to complete additional acquisitions due to our strong balance sheet and available cash on hand.”

“Our past investments in value-added communities, expansions and developments provide us with 3,300 sites to generate increased income from sales and our rental home program. In 2026, we anticipate adding 700-800 new rental homes to our portfolio, growing our sales revenue and profitability and developing 300 or more sites. We anticipate high single digit or low double digit same property growth. At this time, we are announcing full year 2026 guidance of $0.97 - $1.05 normalized FFO per share. This represents an increase of 8% at the mid-point.”

“We look forward to delivering strong operating results and earnings per share growth in 2026.”

UMH Properties, Inc. will host its Fourth Quarter and Year Ended December 31, 2025 Financial Results Webcast and Conference Call. Senior management will discuss the results, current market conditions and future outlook on Thursday, February 26, 2026 at 10:00 a.m. Eastern Time.

The Company’s fourth quarter and year ended December 31, 2025 financial results being released herein will be available on the Company’s website at www.umh.reit in the “Financials” section.

To participate in the webcast, select the microphone icon found on the homepage www.umh.reit to access the call. Interested parties can also participate via conference call by calling toll free 877-513-1898 (domestically) or 412-902-4147 (internationally).

The replay of the conference call will be available at 12:00 p.m. Eastern Time on Thursday, February 26, 2026 and can be accessed by dialing toll free 877-344-7529 (domestically) and 412-317-0088 (internationally) and entering the passcode 1544518. A transcript of the call and the webcast replay will be available at the Company’s website, www.umh.reit.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that currently owns and operates 145 manufactured home communities containing approximately 27,100 developed homesites, of which contain 11,000 contain rental homes, and over 1,000 self-storage units. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. Included in the 145 communities are two communities in Florida, containing 363 sites, and one community in Pennsylvania, containing 113 sites, that UMH has an ownership interest in and operates through its joint ventures with Nuveen Real Estate.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are based on the Company’s current expectations and involve various risks and uncertainties. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. The risks and uncertainties that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Note:

(1)	Non-GAAP Information: We assess and measure our overall operating results based upon an industry performance measure referred to as Funds from Operations Attributable to Common Shareholders (“FFO”), which management believes is a useful indicator of our operating performance. FFO is used by industry analysts and investors as a supplemental operating performance measure of a REIT. FFO, as defined by The National Association of Real Estate Investment Trusts (“Nareit”), represents net income (loss) attributable to common shareholders, as defined by accounting principles generally accepted in the United States of America (“U.S. GAAP”), excluding certain gains or losses from sales of previously depreciated real estate assets, impairment charges related to depreciable real estate assets, the change in the fair value of marketable securities, and the gain or loss on the sale of marketable securities plus certain non-cash items such as real estate asset depreciation and amortization. Included in the Nareit FFO White Paper - 2018 Restatement, is an option pertaining to assets incidental to our main business in the calculation of Nareit FFO to make an election to include or exclude gains and losses on the sale of these assets, such as marketable equity securities, and include or exclude mark-to-market changes in the value recognized on these marketable equity securities. In conjunction with the adoption of the FFO White Paper - 2018 Restatement, for all periods presented, we have elected to exclude the gains and losses realized on marketable securities investments and the change in the fair value of marketable securities from our FFO calculation. Nareit created FFO as a non-U.S. GAAP supplemental measure of REIT operating performance. We define Normalized Funds from Operations Attributable to Common Shareholders (“Normalized FFO”), as FFO excluding certain one-time charges. FFO and Normalized FFO should be considered as supplemental measures of operating performance used by REITs. FFO and Normalized FFO exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have a different cost basis. However, other REITs may use different methodologies to calculate FFO and Normalized FFO and, accordingly, our FFO and Normalized FFO may not be comparable to all other REITs. The items excluded from FFO and Normalized FFO are significant components in understanding the Company’s financial performance.

FFO and Normalized FFO (i) do not represent Cash Flow from Operations as defined by U.S. GAAP; (ii) should not be considered as alternatives to net income (loss) as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity. FFO and Normalized FFO, as calculated by the Company, may not be comparable to similarly titled measures reported by other REITs.

The diluted weighted shares outstanding used in the calculation of FFO per Diluted Common Share and Normalized FFO per Diluted Common Share were 85.4 million and 84.7 million shares for the three months and year ended December 31, 2025, respectively, and 81.2 million and 74.9 million shares for the three months and year ended December 31, 2024, respectively. Common stock equivalents resulting from stock options in the amount of 627,000 for the year ended December 31, 2025, and 1.1 million and 798,000 for the three months and year ended December 31, 2024, respectively, were included in the computation of Diluted Net Income per share. Common stock equivalents resulting from stock options in the amount 356,000 shares for the three months ended December 31, 2025 were excluded from the computation of Diluted Net Income (Loss) per Share as their effect would have been anti-dilutive.

The reconciliation of the Company’s U.S. GAAP net income (loss) to the Company’s FFO and Normalized FFO for the three months and year ended December 31, 2025 and 2024 are calculated as follows (in thousands):

	Three Months Ended		Year Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net Income (Loss) Attributable to Common Shareholders	$(506)	$28	$5,966	$2,472
Depreciation Expense	17,345	15,804	66,555	60,239
Depreciation Expense from Unconsolidated Joint Ventures	236	214	902	824
(Gain) Loss on Sales of Investment Property and Equipment	(45)	22	64	113
(Increase) Decrease in Fair Value of Marketable Securities	2,098	2,301	2,259	(1,167)
Loss on Sales of Marketable Securities, net	221	-0-	221	3,778
FFO Attributable to Common Shareholders	19,349	18,369	75,967	66,259
Amortization of Financing Costs	869	613	2,992	2,384
Non-Recurring Other Expense (2)	295	221	1,139	846
Normalized FFO Attributable to Common Shareholders	$20,513	$19,203	$80,098	$69,489

(2)	Consists of one-time legal and professional fees ($295 and $579, respectively) and costs associated with acquisition not completed ($0 and $560, respectively) for the three months and year ended December 31,2025. Consists of one-time legal and professional fees ($209 and $452, respectively), costs associated with acquisition not completed ($12 and $12, respectively) and costs associated with the liquidation/sale of inventory in a particular sales center ($0 and $382, respectively) for the three months and year ended December 31, 2024.

The following are the cash flows provided by (used in) operating, investing and financing activities for the year ended December 31, 2025 and 2024 (in thousands):

	2025	2024
Operating Activities	$81,973	$81,601
Investing Activities	(209,200)	(139,865)
Financing Activities	99,342	102,638

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